Exhibit (a)(3)


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March 23, 2005



TO:          UNIT HOLDERS OF NATIONAL PROPERTY INVESTORS 6

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"), MPF-NY 2005, LLC, STEVEN GOLD, MORAGA GOLD, LLC, MACKENZIE PATTERSON SPECIAL FUND 7, LLC, MPF SPECIAL FUND 8, LLC, MP FALCON GROWTH FUND 2, LLC, MP VALUE FUND 7, LLC, MPF FLAGSHIP 9, LLC, MPF DEWAAY PREMIER 2, LLC, and MACKENZIE PATTERSON FULLER, INC.. (collectively the "Purchasers") are offering to purchase up to 30,000 Units of limited partnership interest (the "Units") in NATIONAL PROPERTY INVESTORS 6, a California limited partnership (the "Partnership") at a purchase price equal to:

                                 $55.00 per Unit
                                 ---------------

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in NATIONAL PROPERTY INVESTORS 6 without the usual transaction costs associated with market sales or partnership transfer fees.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) May 6, 2005